Exhibit 99.1

Contacts:

Investor Relations:	Eric J. Shick
Vice President, Investor Relations
(908) 277-8413

Media Relations:	Holly P. Glass
Vice President, Government and Public Relations
(703) 754-2848

BARD ANNOUNCES FOURTH QUARTER RESULTS

DILUTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS UP

68 PERCENT, 15 PERCENT ON ADJUSTED BASIS

MURRAY HILL, NJ — (January 31, 2008) — C. R. Bard, Inc. (NYSE: BCR) today reported 2007 fourth quarter financial results. Fourth quarter 2007 net sales were $583.3 million, an increase of 12 percent over the prior-year period. Excluding the impact of foreign exchange, fourth quarter 2007 net sales increased 9 percent over the prior-year period.

For the fourth quarter 2007, net sales in the U.S. were $393.7 million and net sales outside the U.S. were $189.6 million, an increase of 9 percent and 19 percent, respectively, over the prior-year period. Excluding the impact of foreign exchange, fourth quarter 2007 net sales outside the U.S. increased 9 percent over the prior-year period.

Net sales for the full year 2007 were $2,202.0 million, an increase of 11 percent over the prior-year period. Excluding the impact of foreign exchange, full year 2007 net sales increased 9 percent over the prior-year period.

For the fourth quarter 2007, income from continuing operations was $105.2 million and diluted earnings per share from continuing operations were $1.01, an increase of 64 percent and 68 percent, respectively, as compared to fourth quarter 2006 results. Adjusting for items that affect comparability between periods as detailed in the tables below, fourth quarter 2007 income from continuing operations and related diluted earnings per share increased 12 percent and 15 percent, respectively, as compared to fourth quarter 2006 results.

For the full year 2007, income from continuing operations was $406.4 million and diluted earnings per share from continuing operations were $3.84, an increase of 29 percent and 31 percent, respectively, as compared to full year 2006 results. Adjusting for items that affect comparability between periods, full year 2007 income from continuing operations and related diluted earnings per share increased 15 percent and 16 percent, respectively, as compared to full year 2006 results.

Timothy M. Ring, chairman and chief executive officer, commented, “We are pleased to conclude our centennial year with solid fourth quarter and full year results. Our 2007 performance marks the fifth consecutive year that Bard has delivered adjusted EPS growth above the company’s target of 14 percent. This success demonstrates the effectiveness of our strategy, and the ability of our organization to execute. We look forward to making 2008 another successful year for Bard and its shareholders.”

C. R. Bard, Inc. (www.crbard.com), headquartered in Murray Hill, NJ, is a leading multinational developer, manufacturer and marketer of innovative, life-enhancing medical technologies in the fields of vascular, urology, oncology and surgical specialty products.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on management’s current expectations, the accuracy of which is necessarily subject to risks and uncertainties. These statements are not historical in nature and use words such as “anticipate”, “estimate”, “expect”, “project”, “intend”, "forecast", “plan", “believe”, and other words of similar meaning in connection with any discussion of future operating or financial performance. Many factors may cause actual results to differ materially from anticipated results including product developments, sales efforts, income tax matters, the outcomes of contingencies such as legal proceedings, and other economic, business, competitive and regulatory factors. The company undertakes no obligation to update its forward-looking statements. Please refer to the Cautionary Statement Regarding Forward-Looking Information in our September 30, 2007 Form 10-Q/A for more detailed information about these and other factors that may cause actual results to differ materially from those expressed or implied.

C. R. Bard, Inc.

Consolidated Statements of Income

(in thousands except per share amounts, unaudited)

	Quarter Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Net sales	$583,300	$519,700	$2,202,000	$1,979,600
Costs and expenses:
Cost of goods sold	227,700	201,200	864,500	767,600
Marketing, selling & administrative expense	169,700	158,800	644,800	615,200
Research & development expense	36,600	38,500	135,800	144,900
Interest expense	3,100	3,700	11,900	16,900
Other (income) expense, net	(7,200)	42,300	(32,300)	40,400

Total costs and expenses	429,900	444,500	1,624,700	1,585,000

Income from continuing operations before tax provision	153,400	75,200	577,300	394,600

Income tax provision	48,200	11,100	170,900	80,100

Income from continuing operations	105,200	64,100	406,400	314,500

Income (loss) from discontinued operations, net of tax	—	(42,100)	—	(42,400)

Net income	$105,200	$22,000	$406,400	$272,100

Basic earnings per share from continuing operations	$1.04	$0.62	$3.96	$3.04
Basic earnings (loss) per share from discontinued operations	—	$(0.41)	—	$(0.41)
Basic earnings per share	$1.04	$0.21	$3.96	$2.63
Diluted earnings per share from continuing operations	$1.01	$0.60	$3.84	$2.94
Diluted earnings (loss) per share from discontinued operations	—	$(0.39)	—	$(0.40)
Diluted earnings per share	$1.01	$0.21	$3.84	$2.55
Wt. avg. common shares outstanding—basic	101,000	103,300	102,700	103,500
Wt. avg. common shares outstanding—diluted	104,100	106,800	105,900	106,900

Product Group Summary of Net Sales

(in thousands, unaudited)

	Quarter Ended December 31,				Twelve Months Ended December 31,
	2007	2006	Change	Constant Currency	2007	2006	Change	Constant Currency
Vascular	$141,900	$125,900	13%	8%	$539,600	$479,600	13%	9%
Urology	176,400	154,700	14%	12%	658,900	582,000	13%	11%
Oncology	148,000	128,600	15%	12%	558,600	481,300	16%	14%
Surgical Specialties	96,500	90,100	7%	5%	363,500	357,400	2%	—
Other	20,500	20,400	—	-1%	81,400	79,300	3%	1%

Continuing operations	583,300	519,700	12%		2,202,000	1,979,600	11%

FX impact	—	14,600			—	40,000

Constant currency	$583,300	$534,300		9%	$2,202,000	$2,019,600		9%

Reconciliation of Earnings From Continuing Operations

(in millions except per share amounts, unaudited)

	Quarter Ended December 31, 2007
	Research & Development Expense	Other (Income) Expense, Net	Income Tax Provision (Benefit)	Income From Continuing Operations	Diluted Earnings Per Share
GAAP basis	$36.6	$(7.2)	$48.2	$105.2	$1.01

Adjusted basis	$36.6	$(7.2)	$48.2	$105.2	$1.01

	Quarter Ended December 31, 2006
	Research & Development Expense	Other (Income) Expense, Net	Income Tax Provision (Benefit)	Income From Continuing Operations	Diluted Earnings Per Share

GAAP basis	$38.5	$42.3	$11.1	$64.1	$0.60
Items that affect comparability of results between periods:
Purchased research & development	(7.2)	—	0.4	6.8
Investment gains	—	1.3	(0.5)	(0.8)
Settlement of legal matter	—	(49.0)	18.5	30.5
Settlement of a tax matter by joint venture in Japan	—	(1.2)	—	1.2
Reduction in tax provision	—	—	7.6	(7.6)

Total	(7.2)	(48.9)	26.0	30.1	0.28

Adjusted basis	$31.3	$(6.6)	$37.1	$94.2	$0.88

	Twelve Months Ended December 31, 2007
	Research & Development Expense	Other (Income) Expense, Net	Income Tax Provision (Benefit)	Income From Continuing Operations	Diluted Earnings Per Share

GAAP basis	$135.8	$(32.3)	$170.9	$406.4	$3.84
Items that affect comparability of results between periods:
Purchased research & development	(1.6)	—	0.1	1.5
Reduction in tax provision	—	—	3.7	(3.7)

Total	(1.6)	—	3.8	(2.2)	(0.02)

Adjusted basis	$134.2	$(32.3)	$174.7	$404.2	$3.82

	Twelve Months Ended December 31, 2006
	Research & Development Expense	Other (Income) Expense, Net	Income Tax Provision (Benefit)	Income From Continuing Operations	Diluted Earnings Per Share

GAAP basis	$144.9	$40.4	$80.1	$314.5	$2.94
Items that affect comparability of results between periods:
Purchased research & development	(24.0)	—	4.5	19.5
Investment gains	—	2.9	(1.1)	(1.8)
Settlement of legal matter	—	(69.0)	25.9	43.1
Settlement of a tax matter by joint venture in Japan	—	(1.2)	—	1.2
Reduction in tax provision	—	—	23.8	(23.8)

Total	(24.0)	(67.3)	53.1	38.2	0.36

Adjusted basis	$120.9	$(26.9)	$133.2	$352.7	$3.30

Notes to Consolidated Statements of Income

•	For the fourth quarter ended December 31, 2007, there were no items that met the criteria described below that affected the comparability of results between periods.

•

For the fourth quarter ended December 31, 2006, the following items affected the comparability of results between periods: (i) charges totaling approximately $7.2 million pretax ($6.8 million after-tax) for purchased research and development; (ii) investment gains of approximately $1.3 million pretax ($0.8 million after-tax); (iii) a charge of approximately $49.0 million pretax ($30.5 million after-tax) for the settlement of a legal matter; (iv) a charge of approximately $1.2 million pretax ($1.2 million after-tax) related to the settlement of a tax matter by the company’s joint venture in Japan; and (v) a reduction in the income tax provision of approximately $7.6 million predominantly related to the expiration of the statute of limitations in the United States for the 2002 tax year. The net effect of these items decreased income from continuing operations by $30.1 million after-tax, or $0.28 diluted earnings per share from continuing operations.

•

For the year ended December 31, 2007, the following items affected the comparability of results between periods: (i) a charge of approximately $1.6 million pretax ($1.5 million after-tax) for purchased research and development; and (ii) a reduction in the income tax provision of approximately $3.7 million due to changes in certain statutory tax rates outside the United States that resulted in the revaluation of deferred taxes. The net effect of these items increased income from continuing operations by $2.2 million after-tax, or $0.02 diluted earnings per share from continuing operations.

•

For the year ended December 31, 2006, the following items affected the comparability of results between periods: (i) charges of approximately $24.0 million pretax ($19.5 million after-tax) for purchased research and development; (ii) investment gains of approximately $2.9 million pretax ($1.8 million after-tax); (iii) a charge of approximately $69.0 million pretax ($43.1 million after-tax) for the settlement of legal matters; (iv) a charge of approximately $1.2 million pretax ($1.2 million after-tax) related to the settlement of a tax matter by the company’s joint venture in Japan; and (v) a reduction in the income tax provision of approximately $23.8 million predominately related to the expiration of the statute of limitations in the United States for the tax years 2000 through 2002. The net effect of these items decreased income from continuing operations by $38.2 million after-tax, or $0.36 diluted earnings per share from continuing operations.

In the first quarter of 2007, the company completed its previously disclosed plan to withdraw from the synthetic bulking market and discontinue the sale of the Tegress™ synthetic bulking product, which was formerly reported in the Urology product group category. Consequently, the company accounts for this withdrawal as a discontinued operation for all periods referred to in this release.

This press release contains financial measures that are not calculated in accordance with United States generally accepted accounting principles (GAAP). These non-GAAP financial measures are reconciled to their most directly comparable GAAP measures in the above tables.

This press release includes net sales excluding the impact of foreign exchange. The company analyzes net sales on a constant currency basis to better measure the comparability of results between periods. Because changes in foreign currency exchange rates have a non-operating impact on net sales, the company believes that evaluating growth in net sales on a constant currency basis provides an additional and meaningful assessment of net sales to both management and the company’s investors.

In addition, this press release includes the following non-GAAP measures: (1) research & development expense excluding payments for purchased research and development; (2) other (income) expense, net excluding investment gains, a charge for the settlement of a legal matter, and a charge related to the settlement of a tax matter by the company’s joint venture operating in Japan; (3) income tax provision excluding reductions relating to expired statutes of limitations, reductions relating to changes in statutory tax rates and the tax effect of the items set forth in (1) and (2) above; (4) income from continuing operations excluding the items set forth in (1) through (3) above; and (5) diluted earnings per share from continuing operations excluding the items set forth in (1) through (3) above.

The company excluded the items described above because they may cause certain statements of income categories not to be indicative of ongoing operating results, and therefore affect the comparability of results between periods. The company therefore believes that these non-GAAP measures provide an additional and meaningful assessment of the company’s ongoing operating performance. Because the company has historically reported these non-GAAP results to the investment community, management also believes that the inclusion of these non-GAAP measures provides consistency in its financial reporting and facilitates investors’ understanding of the company’s historic operating trends by providing an additional basis for comparisons to prior periods. Management uses these non-GAAP measures: (1) to establish financial and operational goals; (2) to monitor the company’s actual performance in relation to its business plan and operating budgets; (3) to evaluate the company’s core operating performance and understand key trends within the business; and (4) as part of several components it considers in determining incentive compensation.

Management recognizes that the use of these non-GAAP measures has limitations, including the fact that they may not be comparable with similar non-GAAP financial measures used by other companies and that management must exercise judgment in determining which types of charges or other items should be excluded from the non-GAAP financial information. Management compensates for these limitations by providing full disclosure of each non-GAAP financial measure and a reconciliation to the most directly comparable GAAP financial measure. All non-GAAP financial measures are intended to supplement the applicable GAAP disclosures and should not be considered in isolation from, or as a replacement for, financial information prepared in accordance with GAAP. For a reconciliation of these non-GAAP measures to the most comparable GAAP measures, please see the above tables.